Exhibit 99.1

FORM OF VOTING AGREEMENT

December 15, 2014

Northwest Bancshares, Inc.

Board of Directors

100 Liberty Street

Warren, Pennsylvania 16365

Ladies and Gentlemen:

Northwest Bancshares, Inc. (“Northwest Bancshares”) has entered into an Agreement and Plan of Merger with LNB Bancorp, Inc. (“LNB Bancorp”) dated as of December 15, 2014 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) LNB Bancorp will merge with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity (the “Merger”), and immediately following the Merger, The Lorain National Bank will merge with and into Northwest Bank, with Northwest Bank as the surviving bank (the “Bank Merger”); and (b) stockholders of LNB Bancorp will receive the Merger Consideration as defined in the Merger Agreement.

Northwest Bancshares has requested, as a condition to its execution and delivery to LNB Bancorp of the Merger Agreement, that the undersigned, being directors or executive officers of LNB Bancorp, execute and deliver to Northwest Bancshares this Letter Agreement.

Each of the undersigned, in order to induce Northwest Bancshares to execute and deliver to LNB Bancorp the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of stockholders of LNB Bancorp called to vote for approval of the Merger so that all shares of common stock of LNB Bancorp over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) (collectively, the “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such Shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of LNB Bancorp), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving LNB Bancorp, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the Shares to be present and voted in accordance with (i) and (ii) above;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of LNB Bancorp, to approve or adopt the Merger Agreement;

(c) Agrees not to sell, transfer or otherwise dispose of any common stock of LNB Bancorp over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member), on or prior to the date of the meeting of LNB Bancorp stockholders to vote on the Merger Agreement, except for (i) transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendent or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement, or (ii) transfers or surrenders of Shares to LNB Bancorp as payment of any tax withholding obligation in connection with the vesting of restricted stock; and

(d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

Nothing in this Letter Agreement shall be construed to prevent the undersigned from exercising his/her fiduciary obligations as a Director of LNB Bancorp in the event of a Superior Proposal as set forth in the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature page follows]

The undersigned intend to be legally bound hereby.

Sincerely,

Name

Title

Accepted and agreed to as of

the date first above written:

Northwest Bancshares, Inc.

William J. Wagner
President and Chief Executive Officer